Exhibit (d)(7)


                             INTERNATIONAL CORE FUND

                             SUB-ADVISORY AGREEMENT

         Sub-Advisory Agreement (the "Agreement") executed as of September 2, 2005 between JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC, a Delaware limited liability company (the "Adviser"), and GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the "Subadviser").

         WHEREAS, the Adviser serves as investment adviser of the International Core Fund (the "Fund"), a series of John Hancock Funds III (the "Trust"), a Massachusetts business trust which has filed a registration statement under the Investment Company Act of 1940, as amended (the "1940 Act") and the Securities Act of 1933 (the "1933 Act"); and

         WHEREAS, the Trust consists of several series, one of which is the Fund; and

         WHEREAS, the Adviser is registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and desires to avail itself of the services, advice and assistance of the Subadviser to assist the Adviser in providing investment advisory services to the Fund; and

         WHEREAS, the Subadviser is registered under the Advisers Act, and is engaged in the business of rendering investment advisory services to investment companies and other institutional clients and desires to provide such services to the Adviser;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

         1.       SERVICES TO BE RENDERED BY THE SUBADVISER.

                  (a) Subject always to the control of the trustees of the Trust (the "Trustees"), the Subadviser, at its expense, will furnish continuously an investment program for the Fund and will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities and all other investments. The Subadviser will allocate all facilities and personnel necessary for the conduct of its duties under this Agreement. In the performance of its duties, the Subadviser will comply with (1) the provisions of the Trust's Agreement and Declaration of Trust and By-laws, and the investment objectives, policies and restrictions of the Fund as set forth in its current Prospectus and Statement of Additional Information (copies of which will be supplied to the Subadviser upon filing with the SEC), and any amendments to such Agreement and Declaration of Trust, By-laws, investment objectives, policies and restrictions which the Trustees or the Adviser, as the case may be, may from time to time determine, as promptly as practicable after such amendments have been communicated to the Subadviser in writing, and (2) other policies which the Trustees may from time to time determine, as promptly as practicable after such policies have been communicated to the Subadviser in writing. The Subadviser and the Adviser shall each make its officers and employees and any information reasonably requested available to the other from time to time at reasonable times to review investment policies of the Fund, to facilitate the Adviser's monitoring

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         of the Subadviser, and to consult with each other regarding the investment affairs of the Fund.

                  (b) The Subadviser shall bear its own expenses in providing services pursuant to this Agreement, including salaries of its personnel. The Subadviser shall not be obligated to pay any expenses of the Adviser, the Trust or the Fund, including without limitation (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase and sale of securities and other investment instruments of the Fund; and (iii) custodian fees and expenses. The Subadviser shall not be obligated to pay any expenses of or for the Fund not expressly assumed by the Subadviser pursuant to this Section 1. Any reimbursement of management or other fees required by an expense limitation or waiver provision, and any liability arising out of a violation by the Adviser of Section 36(b) of the 1940 Act, shall be the sole responsibility of the Adviser, provided that nothing herein shall relieve the Subadviser from its own liability under
         Section 36(b) of the 1940 Act with respect to its duties under this Agreement.

                  (c) In the selection of brokers or dealers and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Subadviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Subadviser, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the execution capability, reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Trust may determine and communicate to the Subadviser in writing, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides brokerage and research services to the Subadviser or its affiliates an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Subadviser's overall responsibilities with respect to the Fund and to other clients of the Subadviser and its affiliates as to which the Subadviser or its affiliates exercise investment discretion.

                  (d) The Subadviser may execute Fund documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with its providing investment advisory services to the Fund.

                  (e) Nothing herein shall be considered as constituting the Subadviser as an agent for the Adviser or the Fund or the Trust or as anything other than an independent contractor with respect to the Adviser or the Fund or the Trust.


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                  (f) The Subadviser makes no representation or warranty,
         express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard, including other funds managed by the Subadviser.

                  (g) The Subadviser will provide such access to the Subadviser's chief compliance officer and such compliance-related information concerning the Subadviser's services to the Fund under this Agreement as may reasonably be requested by the chief compliance officer of the Adviser or of the Fund, as the case may be.

         2.       OTHER AGREEMENTS, ETC.

                  It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a shareholder, member, director, officer or employee of, or be otherwise interested in, the Subadviser, and in any person controlled by or under common control with the Subadviser, and that the Subadviser and any person controlled by or under common control with the Subadviser may have an interest in the Trust. It is also understood that this is a non-exclusive contract for services, and that the Subadviser and persons controlled by or under common control with the Subadviser have and may have advisory, management service or other contracts with other organizations and persons, and may have other interests and businesses. The Subadviser may, by way of example and not by way of limitation, undertake to act as investment adviser or subadviser for any investment company, including without limitation other U.S. registered investment companies with identical investment policies to the Fund. Nothing in this paragraph is intended to negate or otherwise limit any existing or future agreements between the Adviser and the Subadviser beyond this Agreement that may have the effect of limiting (i) the organizations and persons to which the Subadviser may provide investment advisory services or (ii) the nature of the investment advisory services the Subadviser may provide to other organizations and persons.

         3.       COMPENSATION TO BE PAID BY THE MANAGER TO THE SUBADVISER.

                  The Adviser will pay to the Subadviser the compensation specified in Appendix A in return for the Subadviser's services rendered hereunder.

         4.       ASSIGNMENT TERMINATES THIS AGREEMENT; AMENDMENTS OF
                  THIS CONTRACT.

                  This Agreement shall automatically terminate, without the payment of any penalty by the Fund, in the event of its assignment or in the event that the Investment Management Contract between the Adviser and the Trust shall have terminated for any reason; and this Agreement shall not be amended unless such amendment is approved as follows: (i) at a meeting by the affirmative vote of a majority of the outstanding shares of the Fund, unless either (A) a determination is made that shareholder approval is not required based on SEC guidance or reliance on SEC staff interpretations or (B) pursuant to exemptive relief no such approval is required; and (ii) by the vote, cast in person at a meeting called for the purpose of voting on such approval,


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         of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Adviser or of the Subadviser; and (iii) by both parties hereto.

         5.       EFFECTIVE PERIOD AND TERMINATION OF THIS AGREEMENT.

                  (a) This Agreement shall not become effective until such time as it is fully executed by all parties hereto (the "Effective Date"). Subject to any early termination provisions below, this Agreement shall continue in full force and effect as to the Fund for a period of five years from the Effective Date.

                  (b) Notwithstanding the foregoing, if (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Adviser or of the Subadviser, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually the continuance of this Agreement, then this Agreement shall automatically terminate at the close of business on the second anniversary of the Effective Date, or upon the expiration of one year from the effective date of the last such continuance, whichever is later. This Agreement may continue in effect following the fifth anniversary of the Effective Date only so long as such continuance is approved in accordance with applicable law.

                  (c) Notwithstanding the foregoing, if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Subadviser may continue to serve hereunder in a manner consistent with the 1940 Act and the rules and regulations thereunder.

                  (d) The Trust may at any time terminate this Agreement upon 60 days prior written notice delivered or mailed by registered mail, postage prepaid, to the Adviser and the Subadviser. Action by the Trust to effect such termination may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

                  (e) Either the Adviser or the Subadviser may at any time terminate this Agreement by not less than 60 days' written notice delivered or mailed by registered mail, postage prepaid, to the other party and the Fund.

                  (f) Termination of this Agreement pursuant to this Section 5 shall be without the payment of any penalty by the Fund. Neither the Adviser nor the Trust shall use or refer in any way to the name of the Subadviser following the termination of this Agreement without the Subadviser's consent, except as may be required by law.

         6.       CERTAIN INFORMATION.

                  The Subadviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Subadviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Subadviser is


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


         required to be registered as an investment adviser in order to perform its obligations under this Agreement, (b) the Subadviser shall be disqualified from serving as investment adviser to the Fund pursuant to
         Section 9 of the 1940 Act, or otherwise, (c) the Subadviser shall have been served or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust, (d) there is a change in control of the Subadviser or any parent of the Subadviser within the meaning of the 1940 Act, (e) there is a material adverse change in the business or financial position of the Subadviser that would materially affect the services provided by the Subadviser hereunder, or (f) any person(s) primarily responsible for the day-to-day management of the Fund's portfolio, if any, shall have changed.

         7.       CERTAIN DEFINITIONS.

                  For the purposes of this Agreement, the "affirmative vote of a majority of the outstanding shares of the Fund" means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund, as the case may be, present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund, as the case may be, entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund, as the case may be, entitled to vote at such meeting, whichever is less.

                  For the purposes of this Agreement, the terms "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         8.       NONLIABILITY OF SUBADVISER.

                  Notwithstanding any other provision of this Agreement, in the absence of willful misconduct, bad faith or gross negligence on the part of the Subadviser, or reckless disregard of its obligations and duties hereunder, the Subadviser, including its officers, directors, employees and members, shall not be subject to any liability to the Adviser, to the Trust, to the Fund, or to any shareholder, officer, director or Trustee thereof, for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

         9.       EXERCISE OF VOTING RIGHTS.

                  Except as instructed otherwise by the Trustees of the Trust or the Adviser, the Subadviser shall at its discretion exercise or procure the exercise of any voting right attaching to investments of the Fund. The Adviser agrees and acknowledges that the Subadviser shall not be


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         obligated to take any action with respect to any class action proceedings or other legal action concerning securities held in the Fund's portfolio, except to forward to the Adviser in a timely fashion any notice of such an action that the Subadviser may receive.

         10.      REPORTS.

                  During the term of this Agreement, the Adviser agrees to use its best efforts (a) to furnish to the Subadviser, at a reasonable time prior to the use thereof, all prospectuses (as described in Section 10(a) of the Securities Act of 1933, as amended (the "1933 Act")), proxy statements, reports to shareholders, sales literature or other material relating to the Trust which describe the Subadviser or its ownership, business or investment processes in any way that is materially different from the "Agreed Disclosure" (which for this purpose means either (i) the prospectus (including any prospectus supplement) or (ii) the most recent amendment to the Trust's registration statement under the 1933 Act depending on whether, on the relevant date, the prospectus or the amendment was more recently filed with the SEC) and (b) not to use any such material (to the extent it relates to the Subadviser) if the Subadviser objects in writing that the description of the Subadviser or its ownership, business or investment process is materially misleading or inaccurate.

         11.      CONSULTATION WITH SUBADVISERS.

                  In order to allow the Trust and the parties hereto to take advantage of the safe harbor under Rule 17a-10 under the 1940 Act, the Subadviser is prohibited from consulting with the entities listed below concerning transactions for the Fund in securities or other assets:
                  1. other subadvisers to the Fund 2. other subadvisers to a series of the Trust 3. other subadvisers to a fund under common control with the Fund

         12.      MISCELLANEOUS.

                  (a) Any information and advice furnished by either party to this Agreement to the other shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by applicable law, rule or regulation.

                  (b) This Agreement shall be governed and construed in accordance with the laws of The Commonwealth of Massachusetts.

                  (c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

                  (d) The Agreement and Declaration of Trust of the Trust, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name of the Trust refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder,


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         officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any series thereof (including the Fund), but only the assets belonging to the Trust, or to the Fund or other particular series of the Trust with respect to which such obligation or claim arose, shall be liable.













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


         In Witness Whereof, JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC and GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

                                            JOHN HANCOCK INVESTMENT MANAGEMENT
                                            SERVICES, LLC


                                            By: /s/ Bruce R. Speca
                                                --------------------------------
                                            Title:  Executive Vice President


                                            GRANTHAM, MAYO, VAN OTTERLOO
                                            & CO. LLC


                                            By: /s/ Scott D. Hogan
                                                --------------------------------
                                            Title:


                                            By: /s/  Gregory L. Pottle
                                                --------------------------------
                                            Title:



Accepted and agreed to as of the day and year first above written:


JOHN HANCOCK FUNDS III,
on behalf of its
International Core Fund


By: /s/ Keith F. Hartstein
    ----------------------
Title:  President




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


                                   APPENDIX A
                                   ----------

         The Subadviser shall serve as investment subadviser for the Fund. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed as indicated below.

         1. For purposes of calculating the fee to be paid to the Subadviser under this Agreement:

                  "Fund Assets" shall mean the net assets of the Fund managed by the Subadviser for which the fee is being calculated;

                  "Other Assets" shall mean the net assets of the portion of assets managed by the Subadviser of the accounts listed in the table under Item 3 below;

                  "Combined Assets" shall mean the sum of Fund Assets and Other Assets; and

                  "Daily Fund Net Assets" shall mean the net asset value of the Fund Assets as of the end of each day.

                  "Daily Combined Net Assets" shall mean the net asset value of the Combined Assets as of the end of each day.

         2. The Subadviser's fee shall be calculated and accrued daily based upon the Daily Fund Net Assets and the sum of the daily fee accruals shall be paid monthly in arrears (within 10 days of receipt by the Adviser of an invoice from the Subadviser). The fee accrued each calendar day shall be calculated by applying the Applicable Rate, as determined in accordance with Item 4 below, to the Daily Fund Net Assets, and dividing by 365 (366 in a leap year).

         3. The following table shall be used to determine the Other Assets that correspond to the Fund:

         NAMES OF ACCOUNTS USED TO CALCULATE "OTHER ASSETS"
         --------------------------------------------------
         International Stock Trust, a series of John Hancock Trust;

         International Stock Fund, a series of John Hancock Funds II

         4. The following fee schedule shall be used to determine the Applicable Rate used in calculating the fee to be paid to the Subadviser under this Agreement, in each case based on the Daily Combined Net Assets as indicated.

                                                             SECOND TRANCHE:                THIRD TRANCHE:
                                FIRST TRANCHE:         DAILY COMBINED NET ASSETS IN    DAILY COMBINED NET ASSETS
                          DAILY COMBINED NET ASSETS       EXCESS OF $100,000,000             IN EXCESS OF
    NAME OF FUND              UP TO $100,000,000         AND UP TO $1,000,000,000           $1,000,000,000
    ------------              ------------------         ------------------------           --------------
International Core Fund             0.47%                         0.445%                         0.43%

The "Applicable Rate" is equal to the quotient of (a) the sum of the products of the percentage and the dollar amount of the portion of Daily Combined Net Assets in each respective tranche, divided by (b) the total amount of Daily Combined Net Assets. For example, if Daily Combined Net Assets were $2,000,000,000, the Applicable Rate would be (($100,000,000 * 0.47%) + ($900,000,000 * 0.445%) +
($1,000,000,000 * 0.43 %)) / $2,000,000,000 = ($470,000 + $4.005m + $4.3m) /
$2,000m = 0.439%.














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